EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management Committee of
Great Lakes Energy Partners, L.L.C.

We consent to the inclusion into this Registration Statement on Form S-4 of Range Resources Corporation (the “Registration Statement”) of our report dated September 17, 2002, relating to the consolidated statements of income, member’s equity, accumulated other comprehensive income (loss) and comprehensive income (loss) and cash flows for the year ended December 31, 2001 and to the reference to our firm under the heading “Experts” in this Registration Statement. Our report refers to a change in the Company’s method of accounting for derivative financial instruments and hedging activities in 2001.

/s/ KPMG LLP

Dallas, Texas
July 30, 2004